Exhibit 99


UNION CARBIDE NEWS RELEASE

CONTACT:  Tomm F. Sprick  or  Stephen A. Schwarzman
          Union Carbide       The Blackstone Group
          (203) 794-6992      (212) 836-9823


    BLACKSTONE CAPITAL PARTNERS TO ACQUIRE 75% INTEREST
IN UCAR INTERNATIONAL, OWNED JOINTLY BY UNION CARBIDE, MITSUBISHI

   Union Carbide To Retain 25 Percent Equity Ownership
         In Corporate Partnership With Blackstone


     DANBURY, Conn., Nov. 16 -- Union Carbide Corporation (UCC) and Mitsubishi Corporation of Japan today announced that they have reached an agreement for the sale of newly issued common stock representing 75 percent of UCAR International Inc.'s outstanding shares to a new company formed by Blackstone Capital Partners II Merchant Banking Fund L.P. The transaction values the current equity of UCAR at $820 million. Including the refinancing of UCAR's existing debt, the total value of the transaction is approximately $1.1 billion.
     UCAR is currently owned in a 50-50 joint venture by UCC and Mitsubishi. UCC will receive $346.5 million in cash proceeds and will retain a 25 percent equity interest in UCAR. UCAR will redeem for $406 million in cash all of the shares owned by Mitsubishi, which purchased 50 percent interest in UCAR in 1991.
     UCAR International is the largest manufacturer of graphite and carbon electrodes in the world. It sells products in more than 65 countries and has manufacturing facilities on four continents. The company's products are used primarily in the production of steel in electric arc furnaces, the steel-making technology used by virtually all mini-mills, as well as for certain other high temperature applications. UCAR also manufactures other graphite and carbon products and water spray cooling systems.
     The transaction, which will result in a significant, nonrecurring gain for Union Carbide, is expected to be completed by the end of January 1995. Chemical Banking Corp. will provide and arrange all of the debt required to finance the recapitalization. The closing is subject to customary conditions for transactions of this nature. This is one of only a few billion-dollar-plus leveraged transactions announced in 1994.
                            - MORE -
1994
P-4-05-016


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     "UCAR is a fine business and we think it will do well as an independent company in a corporate partnership with Blackstone," said Union Carbide Chairman Robert D. Kennedy. "We have had a long business relationship with Blackstone and are pleased to be able to retain a 25 percent equity interest in UCAR. We also look forward to continuing to work in other areas with our partners from Mitsubishi, with whom we have an excellent relationship." He added that the sale of a part of Union Carbide's interest is in line with its strategy of reducing emphasis on noncore businesses.
	Peter G. Peterson, Chairman of The Blackstone Group, said, "We are enthusiastic about making an investment in UCAR, a company with the leading position in its industry and an excellent management team that has positioned it for future profitability and growth. We have worked closely in the past with Bob Kennedy and Bob Krass (CEO of UCAR) and have the kind of mutual trust and confidence that is so critical in these corporate partnership investments."
	As a result of this agreement, Union Carbide and Mitsubishi will not proceed with the previously announced potential initial public offering of UCAR shares.
     Union Carbide Corporation is a worldwide, basic chemicals company with advanced process technologies and large-scale chemical production facilities. Union Carbide had sales of more than $4.6 billion in 1993.
     The Blackstone Group is a private investment bank based in New York. It was founded in 1985 by Peter G. Peterson and its current CEO and President, Stephen A. Schwarzman. Blackstone's main businesses include strictly friendly principal investments, mergers and acquisitions, advisory services to major corporate clients, asset management and restructuring advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of capital and was the largest fund of its type raised in 1993. A primary thrust of Blackstone's strategy has been to invest in private equity situations in partnership with major corporations. Previous Blackstone corporate partnership investments have been with Aon, CNA, EDS, Mitsubishi, Time Warner, Union Pacific, and USX.
                             - END -